exhibit 99.1

Company Contact:

Rick Neely

Chief Financial Officer

408-321-6756

Tessera Appoints Bernard Cassidy as President of Tessera Intellectual Property Corp.

SAN JOSE, Calif., Jan. 15, 2013 --(BUSINESS WIRE)-- Tessera Technologies, Inc. (NASDAQ:TSRA) (the "Company") today announced Bernard J. "Barney" Cassidy has been appointed president of Tessera Intellectual Property Corp. Cassidy will report to Robert A. Young, chief executive officer and president, Tessera Technologies, Inc., and will be responsible for the Company's Intellectual Property (IP) business, including strategy and operations.

"Barney is a nationally recognized leader on patent monetization who brings deep licensing expertise and long familiarity with our portfolios to this key role," said Young. "We have just executed license agreements with SK hynix Inc. that validate our team's ability to produce higher returns from our broader IP platform. We believe this recent success increases both the certainty and the magnitude of the Company's revenue and profitability on a long term basis, and we look forward to growing the IP business under Barney's leadership."

Cassidy joined Tessera Technologies, Inc. in 2008 as its general counsel, and will continue in that role. He previously served as general counsel at Tumbleweed Communications Corp., where he structured, negotiated, and closed over 35 intellectual property transactions, and practiced law at both Wilson, Sonsini, Goodrich & Rosati and at Skadden, Arps, Slate, Meagher & Flom. Cassidy holds a J.D. from Harvard Law School, where he was an editor of the Harvard Law Review, and clerked for the Honorable John T. Noonan, Jr. of the U.S. Court of Appeals for the Ninth Circuit.

Cassidy succeeds Richard Chernicoff, who is pursuing other interests but will remain a consultant to the Company. Young added, "On behalf of the Company and the Board, I thank Rich Chernicoff for his valuable contributions to our IP business."

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the impact of Mr. Cassidy's appointment as president of Tessera Intellectual Property Corp., the effect of the license agreements with SK hynix Inc., the Company's revenue and profitability on a long term basis and the Company's ability to generate higher returns and growth from its IP business. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company's businesses; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company's ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company's intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company's patents; the expiration of the Company's patents; the Company's ability to successfully complete and integrate acquisitions of businesses, including the integration by DOC of its recently acquired camera module manufacturing facility in Zhuhai, China; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company's businesses; failure of the Company's products to achieve technological feasibility or profitability; failure to successfully commercialize the Company's products; changes in demand for the products of the Company's customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company's technologies and products; failure by DOC to become a vertically integrated camera module supplier; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2011, and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2012, include more information about factors that could affect the Company's financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company's website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies, Inc.

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. The Intellectual Property business, comprised of engineering, licensing, account administration and litigation teams, generates revenue from manufacturers that use its patented ideas. The DigitalOptics business delivers innovation in imaging and optics with products and capabilities that enable expanded functionality in increasingly smaller devices. DigitalOptics' miniaturized camera module solutions provide cost-effective, high-quality camera features, including Micro Electro Mechanical Systems ("MEMS")-based autofocus, extended depth of field ("EDoF"), zoom, image enhancement and optical image stabilization. DigitalOptics also offers customized micro-optic lenses from diffractive and refractive optical elements to integrated micro-optical subassemblies. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, Tessera, Inc., the Tessera logo, DigitalOptics Corporation, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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